EXHIBIT 10.1

SOMERSET REGAL BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”) is adopted by Somerset Regal Bank (the “Bank”) on April 25, 2024, and is effective as of May 1, 2023 (the “Effective Date”).

WHEREAS, the purpose of the Plan is to provide deferred compensation benefits to certain Participants, who, as members of senior management, have contributed significantly to the success of the Bank, and whose continued services are vital to the Bank’s continued growth and success; and

WHEREAS, the Bank is implementing this Plan following the freeze of the Bank’s tax-qualified pension plan and the freeze of the non-nonqualified deferred compensation plan related to the pension plan; and

WHEREAS, the intent of this Plan is to provide supplemental benefits recognizing the freeze of the pension plan and the related non-qualified deferred compensation plan, as well as the benefits now also provided under the employee stock ownership plan sponsored by the Bank; and

WHEREAS, this Plan is intended to be an unfunded, non-qualified deferred compensation plan that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and is also intended to be a “top hat” pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1
“Account” means an account to which the Bank shall credit all contributions allocated thereto.  The Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to Participant pursuant to the Plan.  A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

1.2	“Account Balance” means the balance of a Participant’s Account as of the applicable distribution date.

1.3	“Administrator” means the Bank and/or its Board of Directors, provided, however, the Board of Directors can designate a committee of the Board of Directors (“Committee”) as the Administrator.

1.4	“Bank” means Somerset Regal Bank, and any successor to its business and/or assets which assumes and agrees to perform the duties and obligations under this Plan by operation of law or otherwise.

1.5
“Beneficiary” means the person or persons (and, if applicable, their heirs) designated by the Participant as the beneficiary to whom the Participant’s benefits are payable. The beneficiary designation shall be made on the form acceptable to the Administrator and filed with the Administrator.  If no Beneficiary is so designated, then the Participant’s Spouse, if living, will be deemed the Beneficiary. If the Participant’s Spouse is not living at the time of the Participant’s death or dies prior to payment to his of the Survivor’s Benefit, then the Children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Participant’s estate will be deemed the Beneficiary.  For this purpose, the term “Children” means the Participant’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted children, as well as stepchildren.  Also, for this purpose, the term “Spouse” means the individual to whom the Participant is legally married at the time of the Participant’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom the Participant is legally married at the time of death if the Participant and the individual have entered into a formal separation agreement (provided that the separation agreement does not provide otherwise or state that the individual is entitled to a portion of the benefits hereunder) or initiated divorce proceedings.

1.6	“Board of Directors” shall mean the Board of Directors of the Bank.

1.7
“Cause” shall mean termination because of, in the good faith determination of the Board of Directors: (i) the conviction of the Participant of a felony or of any lesser criminal offense involving moral turpitude (other than for traffic violations); (ii) the willful commission by the Participant of a criminal or other act that, in the judgment of the Board of Directors will likely cause substantial economic damage to the Bank or any subsidiary or substantial injury to the business reputation of the Bank or any subsidiary; (iii) the commission by the Participant of an act of fraud in the performance of his duties on behalf of the Bank or any subsidiary; (iv) the continuing willful failure of the Participant to perform his duties to the Bank or any subsidiary (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or the Participant declining to perform any assigned duties to the extent such assignment or duties would constitute a violation of law) after written notice thereof; (v) a material breach by the Executive of the Bank’s Code of Ethics; or (vi) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment with the Bank. Any determination of Cause under this Agreement will be made by resolution adopted by the Board of Directors at a meeting called and held for that purpose.  The Participant will be provided with reasonable notice of the meeting and the Participant will be given an opportunity to be heard before a vote is taken by the disinterested members of the Board of Director regarding the termination of employment.

1.8	“Participant” means an individual designated to participate in the Plan pursuant to Section 2.1

1.9	“Plan Year” means the twelve month period ending each April 30th, with the first Plan Year ending April 30, 2024.

1.10
“Separation from Service” (or “Separated from Service”) means the Participant’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six (6)-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the

1.11
Participant would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to less than 20% of the average level of bona fide services performed over the immediately preceding 36 months (or the lesser period of time in which the Participant performed services for the Bank).  The determination of whether the Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

“Specified Employee” means an individual who also satisfies the definition of “key employee” as that term is defined in Code Section 416(i) (without regard to paragraph (5) thereof).

ARTICLE II
ELIGIBILITY AND BENEFITS

2.1
Eligibility.  The Plan is available to members of a select group of management and/or highly compensated employees of the Bank, determined from time to time by the Administrator.  An eligible employee’s participation in the Plan will commence as of the date determined by the Administrator through a resolution of the Board of Directors of the Bank or the Compensation Committee of the Board of Directors of the Bank.

2.2
Account.  The Bank shall maintain an Account for each Participant to which it shall credit all amounts allocated thereto in accordance with Section 2.3 of the Plan.  A Participant’s Account shall be adjusted no less often than annually to reflect the credits and debits made to the Account.  The adjustments shall be made as long any amount remains credited to the Participant’s Account.  The amounts allocated and adjustments made shall comprise of the Account at any time.

2.3
Contributions.  As of the end of each Plan Year, the Bank shall credit a Participant’s Account with an amount determined by the Administrator for that Plan Year.  Unless otherwise determined by the Administrator, the annual contribution shall only be made if the Participant is employed with the Bank as of the last day of the Plan Year.  The Bank will have the option of allocating a different amount to each Participant.  The amounts and the Participants to whom the amounts are allocated shall be evidenced by a written resolution of the Administrator and shall be documented each Plan Year by amending Appendix A of the Plan to reflect the amounts allocated for the applicable Plan Year.

2.4	Vesting. A Participant shall be 100% vested in his or her benefits under the Plan at all times.
2.5
Benefit on Separation from Service.  Upon a Participant’s Separation from Service, the Participant shall be entitled to the Participant’s Account Balance.  The benefit under this Section 2.5 shall commence as of the first day of the second month following the Participant’s Separation from Service and shall be payable in approximately equal installments over twenty (20) years; provided, however, that if the Participant is a Specified Employee, no distribution shall be made to the Participant upon Separation from Service prior to the date that is six (6) months following the Separation from Service.

2.6	Survivor’s Benefit.

(a)
If the Participant dies prior to a Separation from Service, the Participant’s Beneficiary shall be entitled to the Participant’s Account Balance, payable in a single lump sum within sixty (60) days of the Participant’s death.

(b)
If the Participant dies following a Separation from Service and before all benefits have been paid pursuant to Section 2.5, the Participant’s Beneficiary shall be entitled to the Participant’s remaining Account Balance, payable in a single lump sum within sixty (60) days of the Participant’s death.

2.7
Termination for Cause.  Notwithstanding any other provision of this Plan to the contrary, if the Participant is terminated for Cause, all benefits under this Plan shall be forfeited by the Participant and the Participant’s interests in this Plan shall become null and void.

ARTICLE III
BENEFICIARY DESIGNATION

A Participant shall make an initial designation of primary and secondary Beneficiaries upon initial participation in the Plan by completion of a Beneficiary form acceptable to the Administrator, and shall have the right to change the designation, at any subsequent time. Any Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

ARTICLE IV
EXECUTIVE’S RIGHT TO ASSETS,
ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall a Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of a Participant, any Beneficiary, or any other person claiming through a Participant under this Plan, shall be solely those of an unsecured general creditor of the Bank. A Participant, the Beneficiary, or any other person claiming through a Participant, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither a Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE V
ADMINISTRATOR AND CLAIMS PROVISIONS

5.1
Administrator.  The Bank shall be the Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2
Claims Procedure and Arbitration.  In the event that benefits under this Plan is not paid to  the Participant (or to his Beneficiary in the case of the Participant’s death) and the claimant(s) feel she or they are entitled to receive the benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary for such claimants to perfect the claim. The written notice by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this Section 5.2.

ARTICLE VI
MISCELLANEOUS

6.1
No Effect on Employment Rights.  Nothing contained herein will confer upon the Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

6.2
State Law.  The Plan is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by ERISA and valid regulations published thereunder or any other federal law.

6.3
Severability and Interpretation of Provisions.  The Bank shall have full power and authority to interpret, construe and administer this Plan and the Bank’s interpretation and construction thereof and actions thereunder shall be binding and conclusive on all persons for all purposes.  No employee or representative of the Bank shall be liable to any person for any actions taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.  In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject the Participant to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits under this Plan to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.  In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, this construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.4
Incapacity of Recipient.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  The distribution shall completely discharge the Bank for all liability with respect to the benefit.

6.5
Unclaimed Benefit.  The Participant shall keep the Bank informed of his current address and the current address of her Beneficiaries. If the location of the Participant is not made known to the Bank, the Bank shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Bank; however, the Bank shall only be obligated to hold the

6.6
benefit payment(s) for the Participant until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Participant’s Beneficiary. If the location of the Participant’s Beneficiary is not known to the Bank, the Participant and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such the Participant and/or Beneficiary under this Plan.

Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

6.8
Effect on Other Corporate Benefit Plans.  Except as otherwise specifically provided for in this Plan, nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

6.9
Inurement.  This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Participant, his successors, heirs, executors, administrators, and Beneficiaries.

6.10
Acceleration of Payments.  Except as specifically permitted under this Section 6.10 or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made under this Plan.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated by the Bank, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank where he debt incurred in the ordinary course of the service relationship between the Bank and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

6.11	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

6.12
12 U.S.C. §1828(k).  Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

6.13
Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from the distribution.  This Plan shall, to the extent applicable, permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

6.14
Successors to the Bank.  The Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Bank would be required to perform it if no such succession had taken place.

6.15
Legal Fees.  In the event the Participant retains legal counsel to enforce any of the terms of the Plan, the Bank will pay his legal fees and related expenses reasonably incurred by him, but only if the Participant prevails in an action seeking legal and/or equitable relief against the Bank.

ARTICLE VII
AMENDMENT/TERMINATION

7.1
Amendment.  This Plan may be amended or modified at any time, in whole or part, with the mutual written consent of the Participant and the Bank.  Notwithstanding anything to the contrary herein, the Plan may be amended without the Participant’s consent to the extent necessary to comply with existing tax laws or changes to existing tax laws or to amend or terminate the Plan in accordance with Section 7.2.

7.2	Termination of Plan.

(a)
Partial Termination.  The Board of Directors, at its discretion, may partially terminate the Plan by freezing future contributions and earnings on contributions if, in its sole judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank.

(b)
Complete Termination.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his benefits as if the Participant had terminated employment as of the effective date of the complete termination.  A complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)
The Board of Directors may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the benefit is included in the Participant’s (or his Beneficiary’s) gross income (and paid to the Participant or his Beneficiary) in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)
The Board of Directors may terminate the Plan by Board of Directors action taken within the thirty (30) days preceding or twelve (12) months following a Change in Control (as defined for purposes of Code Section 409A), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all Participants under substantially similar arrangements are required to receive all amounts payable under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)
The Board of Directors may terminate the Plan at any time provided that (i) the termination does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangement (e.g., the Participant’s benefit); (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VIII
EXECUTION

8.1
This Plan sets forth the entire understanding of the Bank and the Participant with respect to the transactions contemplated hereby, and any previous agreements or understandings between them regarding the subject matter hereof are merged into and superseded by this Plan.

8.2	This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed, effective as of the day and date first above written.

SOMERSET REGAL BANK

  /s/ William P. Taylor
By:    William P. Taylor
Title: Chief Executive Officer
Date: April 25, 2024